Exhibit 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corporation	Symantec Corporation
310-449-7009	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
SYMANTEC APPOINTS FRANK E. DANGEARD TO THE BOARD OF DIRECTORS
CUPERTINO, Calif. — Jan. 26, 2007 — Symantec Corp. (Nasdaq: SYMC) today announced the appointment of Frank E. Dangeard, chairman and chief executive officer of Thomson S.A., a world leader in digital video technologies, to the Symantec board of directors, bringing the total number of directors on the board to 10.
“Frank brings a wealth of operational experience to help us guide our company forward,” said John W. Thompson, Symantec chairman and chief executive officer. “Additionally, he has a keen understanding of Europe and the overall global business and technology environment.”
Dangeard joined Thomson S.A. in April 1997 as senior executive vice president. He became a member of the Thomson board in March 1999 and vice chairman of the board in July 2001. From 2002 to 2004, Dangeard served as senior executive vice president of France Telecom. Upon returning to Thomson, at the end of 2004, he became chairman and chief executive officer. During his tenure at Thomson, Dangeard laid the foundation for future high growth in digital media and technology business.
Prior to joining Thomson, Dangeard was managing director of SG Warburg & Co. Ltd and chairman of SBC Warburg France. Before joining SG Warburg & Co. Ltd, Dangeard was a lawyer with Sullivan & Cromwell LLP in New York and London.
Dangeard also serves on the board of French Electricity Company “Electricite de France” (EDF), mobile telecom operator Orange (France Telecom Group) and investment bank Calyon (Credit Agricole Group). He graduated from the École des Hautes Etudes Commerciales, the Paris Institut d’Etudes Politiques and from the Harvard Law School. Dangeard is a member of the New York Bar and splits his time between France and the United States.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information, and interactions by delivering software and services that address risks to security, availability, compliance, and performance.
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Symantec Appoints Frank E. Dangeard To The Board Of Directors

Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
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